Exhibit 99.1

MURPHY OIL ANNOUNCES 200 NEW RETAIL FUEL STATIONS

EL DORADO, Arkansas, December 26, 2012 – Murphy Oil Corporation (NYSE:MUR) announces that its wholly-owned subsidiary, Murphy Oil USA, Inc., has entered into an agreement with Wal-Mart Stores, Inc. to provide access to over 200 new locations within its core market area covering the Midwest and Southeast United States.

Under the terms of the agreement, Murphy USA will have the opportunity to build over 200 new fuel stations at existing Walmart supercenters. The construction program is expected to be completed over the next three years.

Steven A. Cossé, Murphy Oil Corporation’s President and Chief Executive Officer, commented, “This agreement represents a significant step forward in our long-term relationship with Wal-Mart as we pursue our business plan to separate the U.S. retail business into a stand-alone entity.”

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2011 Annual Report on Form 10-K and the September 30, 2012 Quarterly Report on Form 10-Q on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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